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                                                                     EXHIBIT (I)

                            DECHERT PRICE & RHOADS
                             1775 Eye Street, N.W.
                         Washington, D.C.  20006-2401
                                (202) 261-3300


                               December 30, 1998


TCW Galileo Funds
864 south Figueroa Street
Suite 1900
Los Angeles, California  90017

          Re:  TCW Galileo Funds, Inc.
               File Nos. 33-52272 and 811-7170
               -------------------------------

          In connection with the registration under the Securities Act of 1933, as amended, of an indefinite number of shares (the "Shares") of common stock of Class A Shares of each series of the TCW Galileo Funds, Inc. (the
"Corporation"), we have examined such matters as we have deemed necessary to give this opinion.

          On the basis of the foregoing, it is our opinion that, as permitted by the Corporation's Articles of Incorporation, and assuming that (i) the Corporation files with the Maryland Department of Assessments and Taxation the Articles Supplementary, a form of which is filed as Exhibit (a)(9) to Post-Effective Amendment No. 23 to the Corporation's Registration Statement on Form N-1A (the "Amendment") and (ii) the Corporation or its agent receives consideration for such Shares in accordance with the provisions of its Articles of Incorporation and the terms described in the Amendment, the Shares will be legally and validly issued, will be fully paid and will be non-assessable by the Corporation.

          We hereby consent to the use of this opinion as an exhibit to the Amendment and to all references to our firm therein.

                                        Very truly yours,



                                        /s/ Dechert, Price & Rhoads